Exhibit 10.9
LETTER AGREEMENT
THIS LETTER AGREEMENT, dated as of August 9, 2011 (this “Agreement”), by and among Gaston L. Kearby (“Employee”), ZaZa Energy, LLC, a Texas limited liability company (“ZaZa”), and ZaZa Energy Corporation, a Delaware corporation (the “Company”).
RECITALS:
WHEREAS, Employee is currently employed by ZaZa pursuant to the terms of an Employment Agreement dated June 1, 2011, effective as of May 1, 2010, as amended (the “Employment Agreement”);
WHEREAS, an entity controlled by Employee is a member of ZaZa;
WHEREAS, concurrently with the execution of this Agreement, the Company, ZaZa, Toreador Resources Corporation, a Delaware corporation (“Toreador”) and Thor Merger Sub Corporation, a Delaware corporation (“Thor Merger Sub”), have entered into an Agreement and Plan of Merger and Contribution (the “Merger Agreement”) pursuant to which ZaZa and Toreador have agreed, subject to the terms and conditions of the Merger Agreement, to combine their respective businesses as set forth in the Merger Agreement (the “Combination”);
WHEREAS, concurrently with the execution of this Agreement, the members of ZaZa are entering into a Contribution Agreement (the “Contribution Agreement”) with the Company pursuant to which such members will contribute all of the interests in ZaZa to the Company in exchange for cash and/or notes and shares of the Company;
WHEREAS, the Merger Agreement restricts ZaZa’s ability to pay certain amounts to Employee that are owed to Employee pursuant to the terms of the Employment Agreement, which, to the extent not paid to Employee are defined in the Merger Agreement as “Additional Compensation;”
WHEREAS, Employee and the Company intend to enter into a new employment agreement on arms-length terms to govern the Employee’s employment with the Company from and after the closing of the transactions under the Merger Agreement and the Contribution Agreement; and
WHEREAS, the parties hereto are entering into this Agreement to evidence their mutual agreement to terminate the Employment Agreement, effective at the Effective Time (as such term is defined in the Merger Agreement) and to provide for the payment to Employee of the Additional Compensation pursuant to the terms of a promissory note, as set forth herein.
NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:
1.	As of the Effective Time, as such term is defined in the Merger Agreement, the parties agree that the Employment Agreement shall be terminated and shall be of no further force and effect.

2.	The Company will, upon termination of the Employment Agreement, assume ZaZa’s obligation to pay to Employee all of the Additional Compensation (as such term is defined in the Merger Agreement) owed to Employee under the Employment Agreement, less any amounts thereof previously paid. The Company shall, upon termination of the Employment Agreement, issue a promissory note to Employee, in the form attached hereto as Exhibit A, in the original principal amount equal to such Additional Compensation (less any amounts thereof previously paid), evidencing the Company’s agreement to pay such Additional Compensation (less any amounts thereof previously paid) to Employee. Such promissory note shall be secured by a lien on substantially all of the assets of the Company, which lien shall be subordinated to the liens in favor of Senior Indebtedness (as such term is defined in such note) on such terms as reasonably requested by the Senior Indebtedness lender and pursuant to the terms of a security agreement on terms reasonably acceptable to the Company and Employee.

3.	This Agreement shall be governed by and construed in accordance with the laws of the State of Texas. This Agreement may be executed in multiple counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. This Agreement may not be terminated or amended without the consent of Toreador, who shall be an express third party beneficiary hereof, provided that this Agreement shall terminate and be of no further force and effect upon any termination of the Merger Agreement pursuant to the terms thereof.
IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

ZAZA ENERGY CORPORATION

By:	/s/ Todd Alan Brooks

Name:	Todd Alan Brooks
Title:	President and Assistant Secretary

ZAZA ENERGY, LLC

By:	/s/ Todd Alan Brooks

Name:	Todd Alan Brooks
Title:	Manager

/s/ Gaston L. Kearby

Gaston L. Kearby

EXHIBIT A
FORM OF PROMISSORY NOTE

$[ ]	New York, New York
[• ], 2011
          ZaZa Energy Corporation, a Delaware corporation (“Maker”), hereby promises to pay to [•], (“Payee”), on the fourth anniversary of the date hereof (the “Maturity Date”), in lawful money of the United States of America, the principal amount of [          ] DOLLARS ($[          ]), and to pay simple interest at the rate of 8% per annum on the outstanding principal balance hereof from the date hereof until payment of the principal balance in full or in part without premium or penalty on the Maturity Date (or any extension thereof), pursuant to the terms and conditions set forth in this secured, non-negotiable, non-transferable promissory note (this “Note”). Interest payments shall be made in cash on the last day of each month and on the Maturity Date.
          If the obligation of Maker to pay any principal or interest on this Note becomes due on a Saturday, Sunday or day on which banks in New York State are permitted or required to be closed, then such due date shall be extended to the next succeeding day that is not a Saturday, Sunday or a day on which banks in New York State are permitted or required to be closed. All payments of principal and interest due hereunder shall be paid in lawful money of the United States of America by wire transfer at the account specified by Payee.
          This Note shall be secured by a pledge of collateral in favor of Payee in accordance with that certain pledge agreement executed by and between Maker and Payee concurrently with the execution of this Note (the “Pledge Agreement”).
          The Maker may prepay all or a portion of the principal amount hereof, in whole or in part at any time, and to repay any interest accrued on the principal amount hereof at any time and from time to time, in each case, without premium or penalty. If Maker or any of its subsidiaries consummate any debt or equity financing (other than a revolving credit facility), Maker shall, within five (5) days of the consummation of such financing, prepay a portion of the Note equal to the lesser of (i) all amounts of accrued interest and outstanding principal hereunder or (ii) twenty percent (20%) of the net cash proceeds of such financing multiplied by a fraction, the numerator of which is the outstanding balance of this Note and the denominator of which is the sum of the outstanding balance of this Note and the other similar notes issued by Maker on or about the date of this Note to [•] (a “Mandatory Prepayment”), which Mandatory Prepayment shall be applied first to any interest accrued on the outstanding principal amount hereof at the time of such prepayment and second to the outstanding principal amount hereof. Maker shall also make prepayments, if applicable, as required under the terms of the Contribution Agreement (as hereinafter defined).
          Payee represents that it is acquiring this Note for investment and not with a view to the sale or distribution thereof.
          Maker represents, warrants and covenants that (i) the issuance and delivery of this Note has been duly and validly authorized and (ii) this Note is a valid and legally binding obligation of the Maker, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and similar laws affecting creditors’ rights generally and that the granting of specific performance lies at the discretion of a court in equity.
          This Note evidences secured, non-negotiable and non-transferable indebtedness of the Maker.
          If an Event of Default (as defined below) under this Note shall occur and be continuing, then the Payee shall have the right to declare the entire principal balance and all accrued interest under this Note due and payable. An “Event of Default” shall occur hereunder upon the occurrence of any one or more of the following events with respect to Maker: (i) if Maker shall fail to make any payment of principal or interest on this Note required hereby when due; (ii) any security interest purported to be created by the Pledge Agreement shall cease to be, or shall be asserted by the Maker not to be, a valid, perfected) security interest in the collateral covered thereby; (iii) default shall be made in the due observance or performance by Maker of any covenant, condition or agreement contained in the Pledge Agreement and such default shall continue unremedied for a period of 30 days after the receipt of notice thereof by the Maker from the Payee, (iv) if, pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors (a “Bankruptcy Law”), Maker shall (1) commence a voluntary case or proceeding; (2) consent to the entry of an order for relief against it in an involuntary case; (3) consent to the appointment of a trustee, receiver, assignee, liquidator or similar official; (4) make an assignment for the benefit of its creditors; or (5) admit in writing its inability to pay its debts as they become due; or (v) if a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (1) is for relief against Maker in an involuntary case; (2) appoints a trustee, receiver, assignee, liquidator or similar official for Maker or substantially all of Maker’s properties; or (3) orders the liquidation of Maker, and in each case the order or decree is not dismissed within 30 days.
          All notices in respect of this Note shall be given by hand delivery, by a recognized overnight courier service, or by registered or certified United States mail, return receipt requested, to Maker or Payee and their respective agents at their addresses set forth in Section 7.02 of the Contribution Agreement (the “Contribution Agreement”), dated as of August           , 2011, among the Maker, Payee and Toreador Resources Corporation, a Delaware corporation. Any notice deemed to have been given two business days after delivery to the courier service or five days after deposited in the U.S. mail, as the case may be.
          This Note is not transferable or assignable by its holder without the prior written consent of the Maker.
          Maker covenants and agrees, and Payee by its acceptance of this Note likewise covenants and agrees, that the payment of the principal of this Note is subordinated, to the extent and in the manner provided herein, to the prior payment in full of all Senior Indebtedness (as hereinafter defined) and that the subordination is for the benefit of the lenders under such Senior Indebtedness (the “Lenders”). Maker, and Payee by its acceptance of this Note likewise, hereby (i) authorizes each Lender to demand specific performance of the terms hereof, whether or not Maker shall have complied with any of the provisions hereof applicable to it, at any time when Maker shall have failed to comply with any provisions hereof which are applicable to it, and (ii) irrevocably waives any defense based on the adequacy of a remedy at law, which might be asserted as a bar to such remedy of specific performance. Upon any payment of any amounts hereunder by Maker to Payee, or upon any distribution of assets of Maker in any dissolution, winding up, liquidation or reorganization (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise):
          (i) The Lenders shall first be entitled to receive payment in full in cash of the Senior Indebtedness before Payee is entitled to receive any payment on account of any obligations evidenced hereby; provided that so long as no Default or Event of Default (as such terms are defined in the definitive agreements governing any Senior Indebtedness) shall have occurred and continue under any definitive agreement governing any Senior Indebtedness, Maker may pay to Payee and Payee may receive for itself and not for the benefit of the Lenders regularly scheduled payments of interest hereunder and Mandatory Prepayments in accordance with the terms hereof;
          (ii) Any payment or distribution of assets of Maker of any kind or character, whether in cash, property or securities, to which Payee would be entitled except for the provisions hereof, shall be paid by the liquidating trustee or agent or other person making such payment or distribution directly to the Lenders, to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid after giving effect to any concurrent payment or distribution or provisions therefor to the Lenders; and
          (iii) In the event that notwithstanding the provisions hereof, any payment or distribution of assets of Maker of any kind or character (other than regularly scheduled interest and Mandatory Prepayments paid in accordance with clause (i) above), whether in cash, property or securities, shall be received by Payee on account of this Note before all Senior Indebtedness is paid in full, such payment or distribution shall be received and held in trust for and shall be paid over to the Lenders for application to the payment of the Senior Indebtedness until all of the Senior Indebtedness shall have been paid in full in cash, after giving effect to any concurrent payment or distribution or provision therefor to the Lenders.
          No right of any Lender or any other present or future holders of any Senior Indebtedness to enforce the subordination provisions herein shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of Maker or Payee or by any act or failure to act, in good faith, by any Lender, or by any noncompliance by Maker or Payee with the terms of this Note, regardless of any knowledge thereof which any Lender may have or be otherwise charged with; and such indebtedness of Maker to the Payee, if any Lender, after a Default or Event of Default (as such terms are defined in the definitive agreements governing any Senior Indebtedness) has occurred, so requests, shall be collected, enforced and received by Payee as trustee for the Lenders and be paid over to the Lenders on account of Senior Indebtedness, but without affecting or impairing in any manner the liability of Maker under the provisions of this Note.
          As used herein, “Senior Indebtedness” means any obligation of Maker to any unaffiliated third part for borrowed money which, by its express terms, is senior to the obligations of Maker under this Note, and all obligations and liabilities (including all principal and any interest accruing on the foregoing), fees, charges and collection expenses in connection therewith; provided, however, that in no event shall the principal amount of the Senior Indebtedness exceed $150,000,000.
          This Note shall be governed by and construed in accordance with the laws and the State of New York, and the terms hereof may only be changed by written agreement duly executed by Maker and Payee.
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          IN WITNESS WHEREOF, the Maker has caused this Note to be executed and delivered as of the date first above written.

ZAZA ENERGY CORPORATION

By:
Name:
Title: